EXHIBIT 5.1

700 Louisiana Street

Suite 3700

Houston, Texas 77002-2797

Writer’s direct phone	(713) 225-2300
(713) 225-1337
fax (713) 225-2340
Writer’s e-mail
mcoffin@seyfarth.com	www.seyfarth.com

March 31, 2009

Board of Directors

BPZ Resources, Inc.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

RE:          BPZ Resources, Inc - Form S-3 Registration Statement

Dear Gentlemen:

We have acted as counsel for BPZ Resources, Inc., a Texas corporation (the “Company”), in connection with the above referenced Registration Statement being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 15,737,704 shares of the Company’s common stock, no par value (“Common Stock”) that may be sold by the Selling Security Holders listed in such Registration Statement. We have been requested to furnish this Opinion Letter to be included as Exhibit 5.1 to the Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have assumed after due inquiry the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the currently outstanding shares of Common Stock covered by the Registration Statement have been duly authorized by all requisite action on the part of the Company and are fully paid, non-assessable and legally issued by the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. By giving such consent we do not thereby admit we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

SEYFARTH SHAW LLP

/s/ Seyfarth Shaw LLP

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